EXHIBIT 4.4

AMENDMENT NO. 3 TO PREFERRED STOCK RIGHTS AGREEMENT

This Amendment No. 3 (the “Amendment”), dated as of April 6, 2007, to the Preferred Stock Rights Agreement (the “Rights Agreement”), dated as of December 19, 2002, as amended, between NeoMagic Corporation, a Delaware corporation (the “Company”), and Computershare Trust Company, N.A. (f/k/a EquiServe Trust Company, N.A.) (the “Rights Agent”), is being executed at the direction of the Company. Capitalized terms used without definition in this Amendment shall have the meanings ascribed to them in the Rights Agreement.

WHEREAS, the Company entered into Subscription Agreements, dated on or about November 30, 2006, with Special Situations Private Equity Fund, L.P. and its affiliates (collectively, “Special Situations”) and certain other investors (together with Special Situations, the “Investors”), pursuant to which, among other things, the Investors purchased 2,500,000 shares of the Company’s Common Stock and warrants to purchase up to 1,250,000 shares of the Company’s Common Stock.

WHEREAS, Special Situations currently owns approximately 1,582,398 shares of the Company’s Common Stock and warrants to purchase 575,000 shares of Common Stock (the “Warrants”).

WHEREAS, on April 7, 2007, Special Situations shall be deemed, under Rule 13d-3 of the Exchange Act, to be the beneficial owner of the shares subject to the Warrants, and because of such determination, Special Situations shall become a beneficial owner of fifteen percent or more of the Company’s outstanding Common Shares.

WHEREAS, on April 6, 2007, the Board of Directors of the Company resolved to amend the Rights Agreement as set forth herein.

WHEREAS, Section 27 of the Rights Agreement permits the Company from time to time to supplement and amend the Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing and the agreements, provisions and covenants herein contained, the parties agree as follows:

1. Section 1 of the Rights Agreement is hereby amended by adding the following new paragraph at the end of Section 1:

“Notwithstanding anything in this Agreement to the contrary, neither Special Situations Private Equity Fund, L.P., nor any of its respective Affiliates or Associates (together “Special Situations”) shall be deemed an Acquiring Person and none of the Acquisition Date, Distribution Date, Section 11(a)(ii) Trigger Date, Section 13(a) Event, Shares Acquisition Date and Triggering Event shall be deemed to occur, in each such case with respect to Special Situations as an Acquiring Person, unless Special Situations shall become the Beneficial Owner of more than 20% of the Common Shares then outstanding.”

2. Exhibit C of the Rights Agreement is hereby amended to include the following paragraph:

“Notwithstanding anything to the contrary, neither Special Situations Private Equity Fund, L.P., nor any of its respective Affiliates or Associates (together “Special Situations”) shall be deemed an Acquiring Person and none of the events described in the sections entitled “Distribution Date,” “Flip-In,” “Flip-Over,” “Exchange Provision” and “Redemption of Rights” shall occur, in each such case with respect to Special Situations as an Acquiring Person unless Special Situations shall become the Beneficial Owner of more than 20% of the Common Shares then outstanding.”

3. This Amendment shall be deemed to be in full force and effect on the date first set forth above. Except as amended hereby, the Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same amendment and each of which shall be deemed an original.

4. This Amendment shall be deemed a contract made under the laws of Delaware and for all purposes shall be governed by and construed in accordance with the laws of Delaware applicable to contracts to be made and performed entirely within Delaware.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

NEOMAGIC CORPORATION		COMPUTERSHARE TRUST COMPANY, N.A. as Rights Agent

By:	/s/ Douglas R. Young	By:	/s/ Tyler Haynes
Name:	Douglas R. Young	Name:	Tyler Haynes
Title:	President and Chief Executive Officer	Title:	Managing Director